                                                                    Exhibit 3.24

                          LIMITED PARTNERSHIP AGREEMENT

                                       OF

                                 AMFIRE WV, L.P.

  LIMITED PARTNERSHIP AGREEMENT (this "Agreement") made and entered into as of
                                January 15, 2003.

                              W I T N E S S E T H :

WHEREAS, the parties hereto wish to form a limited partnership (the "Partnership") pursuant to Chapter 17, Title 6 of the Delaware Code.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

FIRST: The name of the Partnership is AMFIRE WV, L.P.

SECOND: The Partnership is organized primarily for the object and purpose of (a) acquiring, directly or indirectly, holding for investment, converting and distributing or otherwise disposing of securities and (b) engaging in such additional acts and activities and conducting such other businesses related or incidental to the foregoing as the General Partner shall reasonably deem necessary or advisable.

THIRD: The principal place of business of the Partnership is: 406 West Main Street, Abingdon, VA 24210.

FOURTH: The name and business address of each member of the Partnership, general and limited, are as follows:

GENERAL PARTNER

AMFIRE Holdings, Inc. (hereinafter, the "General Partner")
406 West Main Street
Abingdon, VA 24210

LIMITED PARTNER

AMFIRE, LLC (hereinafter, the "Initial Limited Partner")
406 West Main Street
Abingdon, VA 24210

FIFTH: The Partnership shall continue until such time as it shall be terminated by action of the General Partner.

SIXTH: The General Partner agrees to contribute $10 to the capital of the Partnership and the Limited Partner agrees to contribute $990 to the capital of the Partnership.

SEVENTH: Capital may be contributed by the partners from time to time as agreed by all the partners.

EIGHTH: The capital contribution of any partner may from time to time be returned as agreed by all the partners.

NINTH: The profits and losses of the Partnership in each year shall be divided among the partners in proportion to the respective amounts of capital contributions made or agreed to be made by them.

TENTH: The partners may transfer or assign in whole or in part their Partnership interest. The partners' Partnership Interest shall be freely alienable.

ELEVENTH: One or more new partners, limited or general, may be admitted to the Partnership upon the approval of the General Partner.

TWELFTH: The right to continue the business on the bankruptcy, dissolution, liquidation or withdrawal of the General Partner is given to the remaining partners.

THIRTEENTH: This Agreement may be amended by agreement among the general partner and the limited partner.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

                                GENERAL PARTNER:

                              AMFIRE Holdings, Inc.

                            By: /s/ Peter V. Merritts
                          Peter V. Merritts, President

                            INITIAL LIMITED PARTNER:
                                   AMFIRE, LLC

                            By: /s/ Peter V. Merritts
                    Peter V. Merritts, President and Manager